UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C.  20549

                      FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
               EXCHANGE ACT OF 1934

DAVCO RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware
State of other jurisdiction of incorporation

52-1633813
(I.R.S. Employer Identification Number)

1657 Crofton Boulevard, Crofton, Maryland 21114
(Address of Principal Executive Office)

(410) 721-3770
(Registrants Telephone Number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered
Common Stock, $.001 Par Value Per Share

Name of each exchange on which each class is to be registered
American Stock Exchange

Securities to be registered to section 12(g) of the Act:
None

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Item 1.  Description of Securities to be Registered

General: The authorized capital stock of the Company consists of two classes, 8,200,000 shares of Common Stock and 3,200,000 shares of Non-Voting Common. 6,587,632 shares of Common Stock are issued and outstanding and no shares of Non-Voting Common are issued and outstanding. The Certificate of Incorporation does not provide for the issuance of any classes of preferred stock.

Common Stock: The holders of the Common stock and the holders of Non-Voting Common, if any, are entitled to share ratably in dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

Each share of Common Stock is entitled one vote per share for each share held on the applicable date on all matters on which stockholders are entitled or permitted to vote, including the election of directors, and does not have cumulative voting rights. The holders of Non-Voting Common, if any, have no voting rights, except as required by law and except with respect to certain amendments to the Certificate of Incorporation. Holders of Non-Voting Common, if any, may elect at any time to convert any or all of such shares into Common Stock on a share for share basis. Holders of Common stock and holder of Non-Voting Common have no preemptive rights to subscribe for any additional securities of any class which the Company may issue, nor any conversion, redemption or sinking fund rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock and holders of Non-Voting Common are entitled to share equally and ratably in the assets, if any, of the Company remaining after payment of all indebtedness and other liabilities. The outstanding shares of Common Stock are, fully paid and nonassessable. The rights preferences and privileges of holders of Common Stock and holders on Non-Voting
Common are subject to any series of preferred stock which the Company may authorize and issue in the future.

Item 2.  Exhibits

All exhibits required by Instruction II to Item 2 have been supplied to the American Stock Exchange.
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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereto duly authorized.

               DAVCO RESTAURANTS, INC.

DATED: November 19, 1996

                    By: /S/ Ronald D. Kirstien
                    -------------------------------
                    President and CEO

DATED: November 19, 1996

                    By: /S/ Charles C. McGuire, III
                    -------------------------------
                    Vice President and CFO